LIST OF SUBSIDIARIES

BE Aerospace, Inc.
BE Aerospace (USA), Inc.
BE Aerospace Netherlands BV
Royal Inventum, BV
BE Aerospace (Sales & Services) BV
BE Aerospace (UK) Holdings Limited
BE Aerospace Services, Ltd.
Flight Equipment and Engineering Limited
BE Aerospace (UK) Limited
AFI Holdings Ltd.
Fort Hill Aircraft Ltd.
CF Taylor (B/E) UK Limited
C.F. Taylor (Wales) Ltd.
B/E Aerospace Services, Inc.
B/E Advanced Thermal Technologies, Inc.
Acurex Corporation
BE Aerospace International Ltd.
Nordskog Industries, Inc.
Burns Aerospace (SARL)
B/E Oxygen Systems Company
BE Intellectual Property, Inc.
Aerospace Lighting Corporation
SMR Technologies, Inc.
Flight Structures, Inc.
BE Aerospace Canada, Inc.
B/E Aerospace (Canada) Company
BE Aerospace (France) SARL